Exhibit 16.1

UHY LLP 201 Old Country Road Suite 205 Melville, NY 11747 (631) 712-6860 uhy-us.com

July 24, 2025

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Re: SUNation Energy, Inc.

Commission File Number: 001-31588

Commissioners:

We have read the statements made by SUNation Energy, Inc. (the “Company”) set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” on its Form 8-K dated July 24, 2025. We agree with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s / UHY LLP
UHY LLP

An Independent Member of Urbach Hacker Young International